Exhibit 99.1 PROXY POL

TRADEWINDS GLOBAL INVESTORS, LLC

PROXY VOTING POLICIES AND PROCEDURES

1. Application; General Principles

1.1 These Proxy Voting Policies and Procedures (“Policies and Procedures”) apply to securities held in client accounts over which Tradewinds Global Investors, LLC (“Tradewinds”) has voting authority, directly or indirectly. Indirect voting authority exists where Tradewinds’ voting authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

1.2 Tradewinds shall vote proxies in respect of securities owned by or on behalf of a client in the client’s best interests and without regard to the interests of Tradewinds or any other client of Tradewinds. In addition, where Tradewinds shares investment discretion with regard to certain securities owned by or on behalf of clients with an advisory affiliate and proxy voting authority has been delegated to Tradewinds, Tradewinds shall vote all such proxies in accordance with the proxy voting policies and procedures set forth herein.

2. Voting; Procedures

2.1 To provide centralized management and oversight of the proxy voting process, Tradewinds shall establish a Proxy Voting Committee (the “Committee”). The Committee shall consist of senior Tradewinds’ officers, including the Chief Investment Officer, the Director of Research, the Chief Compliance Officer, and other senior administration staff. The Committee may seek the assistance of others, including operations personnel, as necessary. The Committee shall:

• supervise the proxy voting process, including the identification of material conflicts of interest involving Tradewinds (see Section 3 for definition of material conflict of interest) and the proxy voting process in respect of securities owned by or on behalf of such clients;

• determine how to vote proxies relating to issues not covered by these Policies and Procedures; and

• determine when Tradewinds may deviate from these Policies and Procedures.

2.2 Unless the Proxy Voting Committee otherwise determines (and documents the basis for its decision) or as otherwise provided below, the Committee shall cause proxies to be voted in a manner consistent with the recommendations or guidelines of an independent third party proxy service or other third party. In most cases, Tradewinds has adopted the guidelines of and will generally vote in accordance with the recommendations of Institutional Shareholder Services, Inc. (“ISS”), as such guidelines may be updated from time to time,(1) with the following exceptions: (a) Tradewinds shall usually vote against any proposals for granting employees stock options; (b) if Tradewinds does not receive information about the proxy vote in time to research the proxy issues (i.e., less than 5 business days prior to the meeting) or in such a manner that the vote can be administered in a controlled and consistent fashion (e.g., the issuer does not route ballots through a ballot provider), Tradewinds shall vote on a best efforts basis and generally such votes shall be against management’s recommendations; (c) Tradewinds will generally vote against the use or allowance of poison pill provisions; and (d) for proposals related to mergers & acquisitions, rights offerings, share issuances and changes in authorized capital, Tradewinds seeks input from its internal investment staff. With respect to such matters, our vote decision may differ from ISS’ recommendation. In select other cases, Tradewinds may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines. The

(1) The current guideline summaries are attached hereto in alphabetical order by country/region, as applicable, as follows: Australia, Canada, China, European, International, New Zealand, the United States, and the United Kingdom.

applicable recommendations and guidelines employed by Tradewinds shall be referred to herein as the “Guidelines” and the “Recommendations,” respectively. As a general matter, unless otherwise restricted, Tradewinds reserves the right to override the applicable Recommendations or Guidelines in any situation where it believes that following such Recommendations or Guidelines is not in its clients’ best interests.

2.2.1 Where any material conflict of interest has been identified and the matter is covered by the applicable Recommendation or Guidelines, the Proxy Voting Committee shall cause proxies to be voted in accordance with the applicable Recommendation or Guidelines.

2.2.2 Where any material conflict of interest has been identified and the matter is not covered by the applicable Recommendation or Guidelines, Tradewinds may (i) vote in accordance with the recommendation of an alternative independent third party (who may be a proxy voting service) or (ii) disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself (and document the basis for the decision).

2.3 Tradewinds may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interests not to vote. Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as Tradewinds deems appropriate under the circumstances. In addition, Tradewinds may decline to vote proxies where the voting would in Tradewinds’ judgment result in some other financial, legal, regulatory disability or burden to Tradewinds or the client (such as imputing control with respect to the issuer).

2.3.1 Generally, Tradewinds does not intend to vote proxies associated with the securities of any issuer if as a result of voting the issuer restricts such securities from being transacted (“share blocking” is done in a few foreign countries). However, Tradewinds may decide, on an individual security basis that it is in the best interests of its clients for Tradewinds to vote the proxy associated with such a security, taking into account the loss of liquidity.

2.3.2 To the extent that Tradewinds receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by Tradewinds and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), Tradewinds will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further Tradewinds’ interest in maximizing the value of client investments. Tradewinds may consider an institutional client’s special request to vote a legacy security proxy, and if agreed would vote such proxy in accordance with the guidelines below.

2.3.3 In addition, the Proxy Voting Committee may determine: (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of disrupting the securities lending program would outweigh the benefits of voting in the particular instance or, (b) in its judgment, the expense and administrative inconvenience outweighs the benefits to clients of voting the securities.

3. Material Conflicts of Interest

3.1 Voting the securities of an issuer where the following relationships or circumstances exist are deemed to give rise to a material conflict of interest for purposes of these Policies and Procedures:

3.1.1 The issuer is an institutional separate account client of Tradewinds or wrap program in which Tradewinds participates as an investment manager that paid fees to Tradewinds for the prior calendar year in excess of 1% of Tradewinds’ annual revenues for that year. This analysis will be performed in February of each year.

3.1.2 The issuer is an entity in which a member of the Executive Committee or Proxy Committee of Tradewinds or a relative(2) of any such person is or was (within the past three calendar years of

(2) For the purposes of these Policies and Procedures, “relative” includes the following family members: spouse, minor children or stepchildren.

the proxy vote) an executive officer, director or employee, or such person or relative otherwise has received more than $1,000 from the issuer during Tradewinds’ last three fiscal years, other than the receipt of interest, dividends, capital gains or proceeds from an insurance company for a claim. This analysis will be performed in February of each year.

3.1.3 Any other circumstance that Tradewinds is aware of where Tradewinds’ duty to serve its clients’ interests, typically referred to as its “duty of loyalty,” could be materially compromised.

3.1.4 Notwithstanding the foregoing, business arrangements that Tradewinds is not actively involved in shall not be deemed to raise a material conflict of interest for Tradewinds. For example, if Tradewinds is aware that an issuer is considering the inclusion of a Tradewinds-advised fund in its 401(k) plan menu, but Tradewinds is not actively soliciting the business, Tradewinds shall not be deemed to have a material conflict of interest in voting proxies of the issue.

4. Recordkeeping and Retention

4.1 Tradewinds shall retain records relating to the voting of proxies, including:

4.1.1 Copies of these Policies and Procedures and any amendments thereto.

4.1.2 As made available through a third party service provider, a copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or foreign regulator (“Proxy Statement”) or English translation of such Proxy Statement that Tradewinds receives regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “legacy securities” ballots or proxy statements (referenced in section 2.3.2 above) not voted.

4.1.3 Records of each vote cast by Tradewinds on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., managed account clients).

4.1.4 A copy of any documents created by Tradewinds that were material to making a decision on how to vote or that memorializes the basis for that decision.

4.1.5 A copy of each written request for information on how Tradewinds voted proxies on behalf of the client, and a copy of any written response by Tradewinds to any (oral or written) request for information on how Tradewinds voted.

4.2 These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of Tradewinds’ fiscal year during which the last entry was made in the records, the first two years in an appropriate office of Tradewinds.

4.3 Tradewinds may rely on Proxy Statements filed on the SEC’s EDGAR system or on Proxy Statements and records of votes cast by Tradewinds maintained by a third party, such as a proxy voting service.

ADOPTED: MARCH 1, 2006

REVISED: JULY 25, 2006

REVISED: MARCH 25, 2009

REVISED: JULY 1, 2011